Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

On November 5, 2021, Inotiv, Inc. (“Inotiv”) completed the acquisition of Envigo RMS Holding Corp. and Subsidiaries (“Envigo”). The unaudited pro forma condensed combined statement of operations for the fiscal year ended September 30, 2021, combines the historical consolidated statements of operations of Inotiv and Envigo, giving effect to the acquisition and associated financing as if they each had occurred on October 1, 2020. The unaudited pro forma condensed combined statement of operations also includes the historical consolidated statement of operations of HistoTox Labs, Inc. (HistoTox Labs) and Bolder BioPATH, Inc. (Bolder BioPATH), giving effect to the acquisitions of HistoTox Labs and Bolder BioPATH which occurred April 30, 2021 and May 3, 2021, respectively, and associated financing as if they each had occurred on October 1, 2020.

The unaudited pro forma combined balance sheet as of September 30, 2021, combines the historical consolidated balance sheets of Inotiv and Envigo, giving effect to the acquisition and associated financing as if it occurred on September 30, 2021.

The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements in accordance with Article 11 of Regulation S-X as amended by the final rule, Release 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical consolidated financial statements:

•	Historical financial statements of Inotiv as of and for the year-ended September 30, 2021 included in Inotiv’s Annual Report on Form 10-K filed with the SEC on December 21, 2021.

•	Historical financial statements of Envigo as of and for the nine months ended September 30, 2021 included in Inotiv’s Current Report on Form 8-K/A filed with the SEC on December 23, 2021 and the historical financial statements as of and for the year-ended December 31, 2020 included in Inotiv’s Current Report on Form 8-K filed with the SEC on September 21, 2021.

•	Historical unaudited interim financial statements of HistoTox Labs as of and for the three months ended March 31, 2021 included in the Unaudited Pro Forma Condensed Combined Financial Data which is part of Inotiv’s Current Report on Form 8-K/A filed with the SEC on September 21, 2021 and the historical financial statements of Histo Tox Labs as of and for the year-ended December 31, 2020 included in Inotiv’s Current Report on Form 8-K filed with the SEC on April 20, 2021.

•	Historical unaudited interim financial statements of Bolder BioPATH for the three months ended March 31, 2021 included in the Unaudited Pro Forma Condensed Combined Financial Data which is part of Inotiv’s Current Report on Form 8-K/A filed with the SEC on September 21, 2021 and the historical financial statements of Bolder BioPATH as of and for the year-ended December 31, 2020 included in Inotiv’s Current Report on Form 8-K filed with the SEC on April 20, 2021.

Inotiv has a September 30 fiscal year end, which differs from Envigo’s December 31 year end. Envigo’s results for the unaudited year ended September 30, 2021 were derived by subtracting the results for the unaudited nine-month period ended September 30, 2020 from the results for the year ended December 31, 2020 and adding the results of the nine-month period ended September 30, 2021.

Inotiv’s historical financial statements as of and for the year ended September 30, 2021 include the results of the HistoTox Labs and Bolder BioPATH businesses since the date of each acquisition. The unaudited pro forma condensed combined statement of operations for the year ended September 30, 2021 also includes the results of the HistoTox Labs and Bolder BioPATH businesses for the period prior to acquisition, to illustrate the estimated effects of the acquisitions as if the acquisitions had occurred on October 1, 2020. The HistoTox Labs and Bolder BioPATH business results included in the unaudited pro forma condensed combined statement of operations for the year ended September 30, 2021 were derived from the period from October 1, 2020 to the acquisition date by subtracting the results for the nine months ended September 30, 2020 from the results for the year ended December 31, 2020 and adding the three-month period ended March 31, 2021 and the one-month period ended April 30, 2021.

The unaudited pro forma condensed combined financial information has been prepared by Inotiv using the acquisition method of accounting in accordance with GAAP. The acquisition accounting for the transactions is dependent upon certain valuation and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement.

The assets and liabilities of Envigo have been measured based on various preliminary estimates using assumptions that Inotiv believes are reasonable based on information that is currently available. Additionally, since Inotiv has not yet determined the tax effects of differences between the financial statements and tax bases of assets and liabilities, no pro forma adjustments were made to the deferred tax assets and liabilities. Differences between preliminary estimates and the final acquisition accounting may occur, and those differences could have a material impact on the accompanying unaudited pro forma combined financial statements and the future results of operations and financial position. The pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements prepared in accordance with the rules and regulations of the SEC.

The unaudited pro forma adjustments are based upon available information and certain assumptions that Inotiv management believes are reasonable. The unaudited pro forma combined financial information has been presented for informational purposes only and is based on assumptions and estimates considered appropriate by Inotiv management; however, it is not necessarily indicative of Inotiv’s financial position or results of operations that would have been achieved had the pro forma events taken place on the dates indicated, or of the future consolidated results of operations or of the financial position of the combined company.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2021

(in thousands)

	Inotiv (Note 2)	Envigo (Note 7)	Pro Forma Adjustments	Note	Pro Forma
Assets
Current assets:
Cash and cash equivalents	$156,924	$51,513	$(162,273)	(A)	$46,164
Account receivable	28,364	44,143	(198)	(B)	72,309
Inventories, net	602	31,476	7,963	(C)	40,041
Prepaid and other current assets	3,129	21,719	-		24,848
Total current assets	189,019	148,851	(154,508)		183,362
Property and equipment, net	47,978	78,079	-		126,057
Goodwill	51,927	-	360,466	(C)	412,393
Other intangible assets, net	24,233	20,438	163,562	(C)	208,233
Other non-current assets	8,699	7,517	6,117	(K)	22,333
Total assets	$321,856	$254,885	$375,637		$952,378

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$6,163	$28,834	$(198)	(B)	$34,799
Accrued expenses	8,777	13,997	-		22,774
Current portion of contingent liability	167	-	-		167
Customer advances	26,614	7,358	-		33,972
Current portion of long-term debt	11,429	68,362	(77,553)	(D)	2,238
Other current liabilities	1,959	2,332	-		4,291
Total current liabilities	$55,109	$120,883	$(77,751)		$98,241
Long-term debt, less current portion, net	154,209	55,345	74,428	(D)	283,982
Long term portion of contingent liability	473	-	-		473
Deferred tax liabilities, net	344	533	-		877
Other long-term liabilities	6,593	4,991	6,117	(K)	17,701
Total liabilities	$216,728	$181,752	$2,794		$401,274
Shareholders’ equity:
Common shares, no par value	3,945	-	-		3,945
Additional paid-in capital	112,198	123,632	353,723	(F)	589,553
Accumulated other comprehensive loss	-	(7,313)	7,313	(E)	-
Non-controlling interest in subsidiaries	-	(1,138)	1,138	(E)	-
Accumulated deficit	(11,015)	(42,048)	10,669	(F)	(42,394)
Total shareholders’ equity	105,128	73,133	372,843		551,104
Total liabilities and shareholders’ equity	$321,856	$254,885	$375,637		$952,378

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF
OPERATIONS FOR THE YEAR ENDED SEPTEMBER 30, 2021

(in thousands, except per-share data)

	Inotiv (Note 2)	Envigo (Note 7)	Pro Forma Adjustments	Note	Pro Forma
Net revenue	$104,084	$292,507	$(833)	(B)	$395,758
Cost of revenue	(67,347)	(218,980)	(7,130)	(B)(G)	(293,457)
Gross profit	$36,737	$73,527	$(7,963)		$102,301
Operating expenses:
Selling, general and administrative	38,114	47,938	43,278	(H)	129,330
Startup costs	1,477	-	-		1,477
Gain on sale of animal colony	-	(12,386)	-		(12,386)
Other operating expense, net	405	11,392	-		11,797
Total operating expenses	$39,996	$46,944	$43,278		$130,218
Operating income (loss)	(3,259)	26,583	(51,241)		(27,917)
Interest expense	(2,052)	(8,424)	(9,160)	(D)	(19,636)
Other income	13,854	11,638	-		25,492
Net (loss) income before income taxes	$8,543	$29,797	$(60,401)		$(22,061)
Income tax expense (benefit)	(5,065)	17,127	(12,685)	(I)	(623)
Income (loss) from continuing operations	$13,608	$12,670	$(47,716)		$(21,438)

Basic net loss per share	$1.03				$(1.00)
Diluted net loss per share	$0.98				$(0.97)

Weighted common shares outstanding:

Basic	13,191		8,246	(J)	21,437
Diluted	13,865		8,246	(J)	22,111

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

Note 1 – Basis of Preparation

The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Inotiv has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. The adjustments presented on the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary to assist in understanding the post-combination company upon consummation of the proposed transactions.

The unaudited pro forma condensed combined balance sheet has been prepared by combining Inotiv’s and Envigo’s balance sheets as of September 30, 2021 and applying the pro forma adjustments described below.

The unaudited pro forma condensed combined statements of operations for the year ended September 30, 2021 have been prepared by combining Inotiv’s and Envigo’s unaudited results for the year ended September 30, 2021 (see note 7) and HistoTox Labs and Bolder BioPATH unaudited results for the period from October 1, 2020 to the date of the respective acquisition and applying the pro forma adjustments to each period described below.

The pro forma adjustments have been prepared as if the transactions related to Envigo occurred on September 30, 2021 in the case of the unaudited pro forma condensed combined balance sheet and on October 1, 2020 in the case of the unaudited pro forma condensed combined statement of operations. The pro forma adjustments have been prepared as if the acquisitions of HistoTox Labs and Bolder BioPATH occurred on October 1, 2020 in the case of the unaudited pro forma condensed combined statement of operations. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements in accordance with Article 11 of Regulation S-X as amended by the final rule, Release 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The pro forma adjustments are based on currently available information and certain estimates and assumptions, and therefore the actual effect of these transactions will differ from the pro forma adjustments.

The accounting policies followed in preparing the unaudited pro forma condensed combined financial statements are those used by Inotiv as set forth in the audited historical financial statements. The unaudited pro forma condensed combined financial statements reflect any adjustments known at this time to conform Envigo’s historical financial information to Inotiv’s significant accounting policies based on Inotiv’s review of Envigo’s summary of significant accounting policies, as disclosed in the Envigo historical financial statements. A more comprehensive comparison and assessment will occur, which may result in additional differences identified.

Inotiv management believes that the assumptions used provide a reasonable basis for presenting the significant effects of the transactions, and that the pro forma adjustments in the unaudited pro forma condensed combined financial statements give appropriate effect to the assumptions.

Note 2 – Inotiv Financial Information

This represents the historical Inotiv financial information as adjusted to reflect the pro forma impact of the acquisition of HistoTox Labs and Bolder BioPATH. See Note 6 for further information.

Note 3 – Envigo Financial Information

Envigo has a fiscal year end of December 31, which differs from Inotiv’s fiscal year end of September 30. The Envigo results of operations for the unaudited year ended September 30, 2021 have been derived by subtracting the results from the unaudited nine months ended September 30, 2020 from the results from the year ended December 31, 2020 and adding the results for the nine months ended September 30, 2021.

In addition, the historical financial information of Envigo has been condensed to align with Inotiv’s financial statement presentation. See Note 7 for further information.

Note 4 – Purchase Price and Purchase Price Allocation

On November 5, 2021, Inotiv completed the acquisition of Envigo. The consideration consisted of $218,205, 8,245,918 Inotiv common shares issued as of the date of the transaction and the conversion of certain Envigo stock options that will result in the issuance of additional 790,620 shares of Inotiv stock upon exercise

The total purchase is calculated as follows (in thousands):

Amount
Cash (i)	$218,205
Share consideration (ii)	439,590
Stock options (iii)	19,523
Total	$677,318

(i)	The cash consideration is comprised of $205,205 in base cash consideration, plus preliminary estimated net working capital adjustments paid in cash of approximately $13,000. The working capital adjustment is subject to change based on final agreement between the parties.

(ii)	The share consideration was calculated based on the 8,245,918 shares issued at Inotiv’s opening share price of $53.31 on the date of the acquisition.

(iii)	Envigo had certain outstanding Envigo stock options, including both vested and unvested options, that were converted into options settable in Envigo shares. The stock options were valued at $44.80 per option utilizing a Black-Scholes option valuation model. The vested stock options are reflected as purchase consideration. See note 5H for treatment of unvested stock options.

The following reflects the preliminary purchase price allocation among assets acquired and liabilities assumed (in thousands):

Amount
Net assets of Envigo at September 30, 2021	$73,133
Less: Cash not acquired	(51,513)
Less: Debt not acquired	123,707
Plus: ASC 842 adoption lease ROU asset (i)	6,327
Less: ASC 842 adoption lease liability (i)	(6,117)
Adjusted net assets at September 30, 2021	145,537
Increase inventory to estimated fair value (ii)	7,963
Increase identifiable intangible assets to estimated fair value (ii)	163,562
Estimated fair value of leases contracts (ii)	(210)
Preliminary fair value of net assets acquired	316,852
Preliminary allocation to goodwill (ii)	$360,466

(i)	Reflects the estimated right of use asset and associated liability to align the accounting policy of Envigo with Inotiv accounting policy.

(ii)	The preliminary estimates are based on the data available to Inotiv and may change upon completion of the final purchase price allocation. Any change in the estimated fair value of the assets and liabilities acquired will have a corresponding impact on the amount of the goodwill. In addition, no fair value calculation was performed on property, plant and equipment as management does not have information to prepare a reasonable estimate. A change in the amount of property, plant, and equipment and other identifiable intangible assets will have a direct impact on the amount of amortization and depreciation recorded against income in future periods. The impact of any changes in the purchase price allocation may have a material impact on the amounts presented in this pro forma condensed combined financial information and in future periods. The goodwill amount represents the total purchase less the preliminary fair value of net assets acquired.

Note 5 – Pro forma adjustments

(A)	Reflects the impact on cash and cash equivalents of the acquisition of Envigo and related acquisition costs and the associated financing transactions.

(B)	Reflects the elimination of the impact of historical transactions between Inotiv and Envigo, which are treated as intercompany transactions in the pro forma condensed combined financial statements.

(C)	Reflects the impact of the preliminary purchase price allocation as described in Note 4 including:

(i)	Increase in inventory to fair value. The fair value adjustment increase in inventory is estimated to be expensed over a period of nine months, which is reflected as a pro forma adjustment in cost of sales.

(ii)	The recognition of the fair value of intangible assets, offset by the historical intangible assets of Envigo. The estimated fair value of intangible assets is related to customer relationships and developed technology. The estimated weighted average useful life of the intangible assets is 12 years.

(iii)	Reflects the reduction of right of use asset associated with Envigo’s lease contracts to estimated fair value. The right of use assets have an estimated useful life of six years.

(D)	Reflects the impact of the financing transactions (in thousands):

		Interest Expense
	Amount	Year ended September 30, 2021
First Lien Term Loan (i)	$165,000	$11,963
Less: First Lien Term Loan debt issuance costs (i)	(7,000)	1,400
Less: Envigo debt not acquired (i)	(123,707)	(8,424)
Less: Repayment of Inotiv debt (iii)	(37,934)	(1,503)
Plus: Write-off of Inotiv historical debt issuance costs(iv)	516	(64)
Plus: Write-off of pre-payment penalty (iv)		267
Plus: Incremental convertible note interest expense (v)		4,550
Plus: Incremental amortization of Convertible Note issuance costs (v)		971
Pro forma adjustment	$(3,125)	$9,160

(i)	Inotiv entered into a new $165 million First Lien Term Loan in connection with the acquisition of Envigo. The five-year First Lien Term Loan bears interest at LIBOR plus a margin. The interest expense is calculated based on a rate of 7.25% and the debt issuance costs amortized over the term of the agreement.

(ii)	This represents the debt and unamortized debt issuance costs which were not acquired, and the removal of the historical interest expense.

(iii)	This represents the repayment of Inotiv historical debt and write-off of associated unamortized debt issuance costs and the removal of the associated interest expense.

In addition, Inotiv paid a prepayment penalty associated with the repayment.

(iv)	Inotiv issued $140 million of Convertible Notes to fund a portion of the acquisition, which is reflected in Inotiv’s September 30, 2021 balance sheet. These notes bear interest at 3.25% and are due on October 15, 2027. This adjustment represents the incremental interest expense and amortization of the associated debt issuance costs associated with the Convertible Notes.

(E)	Represents the elimination of Envigo’s historical accumulated other comprehensive income and non-controlling interest.

(F)	Represents the impact of the transactions including the following (in thousands):

	Additional paid-in capital		Accumulated Deficit
Eliminate Envigo	$		$
Additional paid-in capital		(123,632)		-
Accumulated Deficit		-		42,048
Share Consideration		439,590		-
Stock Options (i)		37,765		(23,014)
Less: Inotiv Acquisition costs		-		(7,582)
Less: Debt prepayment penalty (D)		-		(267)
Less: Write off of unamortized issuance costs (D)		-		(516)
Total		$353,723		$10,669

(i)	The additional paid in capital represents the value of the Envigo options that will settle in Inotiv shares upon exercise. The accumulated deficit represents the impact of the stock compensation expense resulting from the election to immediately vest the unvested Envigo options at the time of acquisition (see note H)

(G)	Represents the following impact of the transactions on cost of revenue (in thousands):

Year ended September 30, 2021
Eliminate transactions with Envigo (B)	$(833)
Impact of fair value adjustment to inventory (C)	7,963
Pro forma adjustment	$7,130

(H)	Reflects the impact of the transactions of selling, general and administrative costs as follows (in thousands):

Year ended September 30, 2021
Acquisition costs (i)	$7,582
Amortization of intangible assets (ii)	12,735
Reduction of expense on right of use assets (iii)	(53)
Stock option expense (iv)	23,014
Pro forma adjustment	$43,278

(i)	Represents the incremental impact of acquisition costs associated with the transaction.

The historical financial statements of Inotiv and Envigo reflect transaction costs of $4,249 thousand and $3,656 thousand, respectively, incurred during the nine months ended September 30, 2021.

(ii)	Represents the amortization of intangible assets. The proforma adjustment represents the estimated amortization expense, which is calculated based on assumed weighted average life of 12 years, offset by Envigo’s historical amortization expense.

(iii)	Represents the impact of the reduced value of the right of use assets resulting from the adjustment of the asset to fair value.

(iv)	In connection with the acquisition, Inotiv elected to accelerate the vesting of all Envigo unvested stock options. This reflects the post combination compensation expense associated with these stock options. A portion of these options were settled in cash ($4,772) and the remainder will be settled in Inotiv shares upon the exercise of the options.

(I)	The estimated tax impact is based on an assumed tax rate of 21%, which is Inotiv’s federal statutory rate. Any tax benefit reflected related to the pro forma adjustments may be subject to a valuation allowance. Inotiv does not currently have the information necessary to determine the complete tax position of the combined group.

(J)	The weighted average number of shares outstanding reflects the 8,245,918 common shares issued to Envigo shareholders, assuming such shares were issued on October 1, 2020. The diluted weighted average numbers of shares outstanding does not reflect the impact of any shares issuable upon exercise of stock options as they have an anti-dilutive impact on the pro forma net loss per share.

(K)	The other assets adjustment represents the recognition of right of use asset, reflecting the alignment of accounting policies, offset by the reduction of the asset to fair value and the other liabilities reflects the recognition of the associated liability (Note 4).

Note 6 – Pro forma impact of the Bolder BioPATH and HistoTox Labs Acquisitions

The unaudited pro forma condensed combined statement of operations includes the historical consolidated statement of operations of HistoTox Labs, Inc. (HistoTox Labs) and Bolder BioPATH, Inc. (Bolder BioPATH), giving effect to the acquisitions of HistoTox Labs and Bolder BioPATH which occurred April 30, 2021 and May 3, 2021, respectively, and the financing of the acquisitions as if they each had occurred on October 1, 2020.

INOTIV CONDENSED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED SEPTEMBER 30, 2021

(in thousands)

		Bolder BioPATH			HistoTox Labs
	Inotiv Year ended Septemb er 30 , 2021	Year ended December 31, 2020	Less: Nine months ended September 30, 2020	Plus: January – April 30, 2021	Year ended December 31, 2020	Less: Nine months ended September 30, 2020	Plus: January – April 30, 2021	Transaction Accounting Adjustments	Total
Net revenue	$89,605	$12,932	$(8,899)	$5,301	$9,116	$(6,705)	$3,244	$(510)	$104,084
Cost of revenue	59,449	7,855	(5,571)	2,606	5,217	(3,341)	1,310	(178)	67,347
Gross profit	30,156	5,077	(3,328)	2,695	3,899	(3,364)	1,934	(332)	36,737
Operating expenses:
Selling, general and administrative expenses	33,892	3,486	(2,651)	1,275	1,632	(1,404)	1,406	478	38,114
Startup costs	1,477	-	-	-	-	-	-	-	1,477
Other operating expense, net	405	-	-	-	-	-	-	-	405
Total Operating expenses	35,774	3,486	(2,651)	1,275	1,632	(1,404)	1,406	478	39,996
Operating income (loss)	(5,618)	1,591	(677)	1,420	2,267	(1,960)	528	(810)	(3,259)
Interest expense	(1,683)	(96)	47	-	(44)	34	(8)	(302)	(2,052)
Other income	13,420	5	(10)	75	6	-	358	-	13,854
Net income (loss) before income taxes	6,119	1,500	(640)	1,495	2,229	(1,926)	878	(1,112)	8,543
Income tax expense (benefit)	(4,776)	-	-	-	-	-	-	(289)	(5,065)
Net (loss) income	$10,895	$1,500	$(640)	$1,495	$2,229	$(1,926)	$878	$(823)	$13,608

The historical financial information for Inotiv has been condensed for the pro forma financial statements and the historical information for HistoTox Labs and Bolder BioPATH has been condensed to conform to the Inotiv presentation and aligned to Inotiv accounting policies.

The following pro forma adjustments have been made to reflect the impact of the acquisitions of HistoTox Labs and Bolder BioPATH and the associated financing transactions:

•	Elimination of sales and costs of sales related to transactions between HistoTox Labs and Bolder BioPATH

•	Recognition of incremental depreciation expense, reflected in cost of sales, related to the increase in fair value of the property and equipment based on the estimated fair value of the property and equipment and amortization expense, reflected in selling general and administrative expenses, related to the estimated fair value of the acquired intangible assets. Depreciation expense for the step up in fair value of the property, plant and equipment and amortization of intangible assets are recognized on a straight-line basis over weighted average useful lives of approximately 6 years and 8 years, respectively.

•	Record transaction expense of $1,155 during the year ended September 30, 2021, which is reflected in selling general and administrative expenses.

•	Reflect amortization expense related to the acquired intangible assets, which have an estimated fair value of $21,000 and an estimated useful life of 8 years.

•	Recognition of the incremental interest expense and amortization of deferred financing costs associated with the financing of the acquisitions partially offset by the removal of previously recorded interest expense for debt that was not acquired.

Note 7 – Reconciliation of Historical Envigo Financial Information

The following is a reconciliation of Envigo’s historical financial statements to Inotiv’s financial reporting presentation.

UNAUDITED ENVIGO CONDENSED CONSOLIDATED BALANCE SHEET
AS OF SEPTEMBER 30, 2021
(Dollars in thousands)

	Historical	Classification Alignment [1]	Total
Assets
Current assets:
Cash and cash equivalents	$51,513	$-	$51,513
Account receivable	43,027	1,116	44,143
Unbilled receivables	1,116	(1,116)	-
Inventories, net	31,476	-	31,476
Prepaid expenses and other current assets	15,944	5,775	21,719
Assets held for sale	4,361	(4,361)	-
Current assets of discontinued operations	1,414	(1,414)	-
Total current assets	148,851	-	148,851
Property and equipment, net	78,079	-	78,079
Intangible assets, net	20,438	-	20,438
Other assets	7,517	-	7,517
Total assets	$254,885	$-	$254,885
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$28,834	$-	$28,834
Accrued payroll and other benefits	8,980	(8,980)	-
Accrued expenses and other liabilities	5,017	8,980	13,997
Fees invoiced in advance	7,358	-	7,358
Current portion of long-term debt	68,362	-	68,362
Liabilities held for sale	1,132	(1,132)	-
Current liabilities of discontinued operations	1,200	(1,200)	-
Other current liabilities	-	2,332	2,332
Total current liabilities	120,883	-	120,883
Long-term debt, net	48,338	7,007	55,345
Related party debt, net	7,007	(7,007)	-
Other liabilities	4,991	-	4,991
Long-term deferred tax liabilities, net	533	-	533
Total liabilities	181,752	-	181,752
Stockholders’ equity
Paid-in capital	123,632	-	123,632
Retained deficit	(42,048)	-	(42,048)
Accumulated other comprehensive loss	(7,313)	-	(7,313)
Total company stockholders’ equity	74,271	-	74,271
Non-controlling interests in subsidiaries	(1,138)	-	(1,138)
Total stockholders’ equity	73,133	-	73,133
Total liabilities and stockholders’ equity	$254,885	$-	$254,885

[1] Represent reclassification entries necessary to condense the Envigo financial statement presentation to align with the condensed Inotiv financial statement presentation included in the unaudited pro forma condensed combined financial statement

UNAUDITED ENVIGO CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED SEPTEMBER 30, 2021
(Dollars in thousands)

	Year ended December 31, 2020	Less: Nine months ended September 30, 2020	Plus: Nine months ended September 30, 2021	Classification Alignment [1]	Total
Net revenue	$246,369	$(174,969)	$221,107	$-	$292,507
Cost of sales				218,980	218,980
Gross profit					73,527
Operating costs
Cost of sales	192,360	(139,772)	166,092	(218,680)	-
Selling, general and administrative expenses	40,610	(30,271)	35,001	2,598	47,938
Amortization of intangible expenses	2,549	(1,901)	1,950	(2,598)	-
Loss on impairment of goodwill, and intangible assets	49,806	(49,506)	-	(300)	-
Gain on sale of animal colony	(12,386)	-	-	-	(12,386)
Other operating expense	5,440	(4,354)	10,306	-	11,392
Operating Income (loss)	(32,010)	50,835	7,758	-	26,583
Interest expense, net	(9,331)	7,253	(5,613)	(733)	(8,424)
Interest expense, net – related parties	(47)	-	(686)	733	-
Gain on forgiveness of debt	633	-	11,516	(12,149)	-
Foreign exchange (losses) gains	(1,574)	1,526	(367)	415	-
Other income	83	(416)	237	11,734	11,638
Income (loss) from continuing operations, before income taxes	(42,246)	59,198	12,845	-	29,797
Income tax expense	11,262	5,165	700	-	17,127
Income (loss) from continuing operations	$(53,508)	$54,033	$12,145	$-	$12,670

[1] Represent reclassification entries necessary to condense the Envigo financial statement presentation to align with the condensed Inotiv financial statement presentation included in the unaudited pro forma condensed combined financial statements.